As filed with the Securities and Exchange Commission on November 24, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XIAO-I CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7th floor, Building 398, No. 1555 West Jinshajiang Rd Shanghai, China	201803
(Address of Principal Executive Offices)	(Zip Code)

Xiao-I Corporation 2023 Share Incentive Plan
(Full Title of the Plan)

GKL Corporate/Search, Inc.
One Capitol Mall, Suite 660
Sacramento, CA 95814
Phone: (800) 446-5455

(Name and Address of Agent for Service)

+1 (800) 446-5455

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Charlotte Westfall, Esq. Fred A. Summer, Esq. Squire Patton Boggs (US) LLP 475 Sansome Street, 16th Floor San Francisco, California 94111 Phone: (415) 954-0200	Francis Li, Esq. Squire Patton Boggs 29th Floor, Edinburgh Tower The Landmark, 15 Queen’s Road Central Central, Hong Kong Phone: + (852) 2103 0368

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

(1) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022, filed with the Commission on April 28, 2023 (File No. 001-41631), as amended by that certain Form 20-F/A for the fiscal year ended December 31, 2022, filed with the Commission on August 10, 2023 (File No. 001-41631) (collectively, the “2022 Annual Report”).

(2) The description of the Registrant’s Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-41631) filed with the Commission on February 24, 2023, including any amendment and report filed for the purpose of updating that description.

(3) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s 2022 Annual Report.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and certain Reports on Form 6-K furnished by the Registrant to the Commission (which indicate that they are incorporated herein by reference) subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents, provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide that that the Registrant shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers, the form of which is filed as Exhibit 4.2 to the 2022 Annual Report, that provide such persons with additional indemnification beyond that provided in the Registrant’s amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to the Registrant’s directors, officers or persons controlling us under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Amendment No. 1 to the Registrant’s annual report on Form 20-F/A for the fiscal year ended December 31, 2022, filed with the Commission on August 10, 2023 (File No. 001-41631))

4.2	Specimen Ordinary Share Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-268889) filed with the SEC on December 20, 2022)

4.3	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated by reference to Exhibit (a) to the Registrant’s registration statement on Form F-6 (File No. 333-269502) filed with the SEC on February 1, 2023)

5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered

10.1	2023 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-268889) filed with the SEC on December 20, 2022)

23.1*	Consent of Marcum Asia CPAs LLP

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 24, 2023.

Xiao-I Corporation

By:	/s/ Hui Yuan
	Name:	Hui Yuan
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hui Yuan and Wei Weng and each of them, individually, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 24, 2023.

Signature	Title

/s/ Hui Yuan	Chairman of the Board of Directors and
Hui Yuan	Chief Executive Officer (principal executive officer)

/s/ Wei Weng	Chief Financial Officer
Wei Weng	(principal financial and accounting officer)

/s/ Xiaomei Wu	Director
Xiaomei Wu

/s/ Jun Xu	Director
Jun Xu

/s/ Zhong Lin	Director
Zhong Lin

/s/ H. David Sherman	Director
H. David Sherman

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of GKL Corporate/Search, Inc., has signed this registration statement or amendment thereto in Sacramento, California on November 24, 2023.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Gregory K. Lee
	Name:	Gregory K. Lee
	Title:	Director

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